Exhibit 99.1

AMETEK Announces Record Fourth Quarter and Full Year Results

Berwyn, Pa., Feb. 3, 2022 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the fourth quarter ended December 31, 2021.

AMETEK’s fourth quarter 2021 sales were a record $1.50 billion, a 25% increase compared to the fourth quarter of 2020. Operating income in the quarter was a record $361.2 million, up 21% versus last year’s fourth quarter, and operating margins were 24.0% in the quarter.

On a GAAP basis, fourth quarter earnings per diluted share were $1.21. Adjusted earnings in the quarter were a record $1.37 per diluted share, up 27% from the fourth quarter of 2020. Adjusted earnings adds back non-cash, after-tax, acquisition-related intangible amortization of $0.16 per diluted share. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying this release and on the AMETEK website.

“AMETEK completed an outstanding year with record results in the fourth quarter,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Our businesses again delivered strong organic sales growth ahead of expectations and excellent operating performance resulting in record adjusted earnings per share in the quarter.”

“End demand remains strong across our diverse end markets resulting in robust orders growth and a record backlog. Additionally, our flexible operating model allowed us to successfully navigate a difficult and uncertain operating environment and deliver strong core margin expansion in the quarter,” noted Mr. Zapico.

For the full year, AMETEK’s sales were a record $5.55 billion, an increase of 22% over 2020. Operating income was $1.31 billion and operating income margins were 23.6%, both full year record results.

On a GAAP basis, full year 2021 earnings were $4.25 per diluted share. Full year adjusted earnings were $4.85 per share, an increase of 23% over 2020’s comparable adjusted earnings of $3.95 per share.

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Electronic Instruments Group (EIG)
EIG sales in the fourth quarter were a record $1.06 billion, up 29% from the fourth quarter of 2020. EIG’s operating income in the quarter increased 18% to a record $279.5 million and operating income margins were 26.4%.

“EIG performed exceptionally well in the fourth quarter and for the full year, delivering outstanding sales and operating profit growth,” noted Mr. Zapico. “The sales growth was driven by very strong and broad-based organic sales and the contributions from the five acquisitions completed during the year.”

Electromechanical Group (EMG)
Sales for EMG in the fourth quarter were $446.7 million, up 18% from the same quarter in 2020. EMG’s fourth quarter operating income was $105.3 million, up 32% versus the prior year, while operating income margins were 23.6%, up 260 basis points year over year.

“EMG delivered exceptional operating results in the quarter. Strong organic sales growth combined with excellent operational execution drove superb operating profit growth and margin expansion,” added Mr. Zapico.

2022 Outlook
“While this past year once again brought significant challenges, our colleagues stepped up and delivered results that exceeded expectations. I could not be prouder of our team and our accomplishments over the past year,” continued Mr. Zapico.

“As a result of these efforts, AMETEK is well positioned as we enter 2022. Our businesses are operating at a very high level and demand remains strong across our niche markets. While the supply chain remains challenging, we are actively managing these issues. Additionally, our balance sheet and cash flows provide us meaningful opportunity to invest in our businesses and deploy capital on strategic acquisitions,” commented Mr. Zapico.

“For 2022, we expect overall sales to be up approximately 10% compared to 2021. Adjusted earnings per diluted share are expected to be in the range of $5.30 to $5.42, an increase of 9% to 12% over the comparable basis for 2021,” he added.

"For the first quarter of 2022, overall sales are expected to be up approximately 20% compared to the same period last year. Adjusted earnings in the quarter are anticipated to be in the range of $1.24 to $1.28 per share, up 16% to 20%," concluded Mr. Zapico.

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Conference Call
AMETEK will webcast its fourth quarter 2021 investor conference call on Thursday, February 3, 2022, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

About AMETEK
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2021 sales of $5.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are "forward-looking statements." Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include risks related to COVID-19 and its potential impact on AMETEK’s operations, supply chain, and demand across key end markets; AMETEK’s ability to consummate and successfully integrate future acquisitions; risks with international sales and operations, including supply chain disruptions; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610.889.5247

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AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net sales	$1,503,745	$1,198,947	$5,546,514	$4,540,029

Cost of sales	982,394	769,968	3,633,900	2,996,515
Selling, general and administrative	160,200	130,866	603,944	515,630
Total operating expenses	1,142,594	900,834	4,237,844	3,512,145

Operating income	361,151	298,113	1,308,670	1,027,884

Interest expense	(20,516)	(19,465)	(80,381)	(86,062)
Other (expense) income, net	(1,344)	(1,941)	(5,119)	140,487

Income before income taxes	339,291	276,707	1,223,170	1,082,309

Provision for income taxes	57,610	55,682	233,117	209,870

Net income	$281,681	$221,025	$990,053	$872,439

Diluted earnings per share	$1.21	$0.95	$4.25	$3.77
Basic earnings per share	$1.22	$0.96	$4.29	$3.80

Weighted average common shares outstanding:
Diluted shares	233,116	231,890	232,813	231,150
Basic shares	231,388	229,978	230,955	229,435

Dividends per share	$0.20	$0.18	$0.80	$0.72

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net sales:
Electronic Instruments	$1,057,086	$819,449	$3,763,758	$2,989,928
Electromechanical	446,659	379,498	1,782,756	1,550,101
Consolidated net sales	$1,503,745	$1,198,947	$5,546,514	$4,540,029

Operating income:
Segment operating income:
Electronic Instruments	$279,531	$236,007	$958,183	$770,620
Electromechanical	105,340	79,808	437,378	324,962
Total segment operating income	384,871	315,815	1,395,561	1,095,582
Corporate administrative expenses	(23,720)	(17,702)	(86,891)	(67,698)
Consolidated operating income	$361,151	$298,113	$1,308,670	$1,027,884

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AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	December 31,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$346,772	$1,212,822
Receivables, net	829,213	597,472
Inventories, net	769,175	559,171
Other current assets	183,605	153,005
Total current assets	2,128,765	2,522,470

Property, plant and equipment, net	617,138	526,530
Right of use asset, net	169,924	167,233
Goodwill	5,238,726	4,224,906
Other intangibles, investments and other assets	3,743,634	2,916,344
Total assets	$11,898,187	$10,357,483

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$315,093	$132,284
Accounts payable and accruals	1,248,221	943,631
Total current liabilities	1,563,314	1,075,915

Long-term debt, net	2,229,148	2,281,441
Deferred income taxes and other long-term liabilities	1,233,841	1,050,781
Stockholders' equity	6,871,884	5,949,346
Total liabilities and stockholders' equity	$11,898,187	$10,357,483

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Diluted Earnings Per Share
	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

Diluted earnings per share (GAAP)	$1.21	$0.95	$4.25	$3.77
Pretax amortization of acquisition-related intangible assets	0.21	0.17	0.79	0.67
Income tax benefit on amortization of acquisition-related intangible assets	(0.05)	(0.04)	(0.19)	(0.16)
Realignment costs	—	—	—	0.19
Income tax benefit on realignment costs	—	—	—	(0.04)
Gain from sale of Reading Alloys	—	—	—	(0.61)
Income tax charge on gain on sale of Reading Alloys	—	—	—	0.14
Rounding	—	—	—	(0.01)
Adjusted Diluted earnings per share (Non-GAAP)	$1.37	$1.08	$4.85	$3.95

	Forecasted Diluted Earnings Per Share
	Three Months Ended		Year Ended
	March 31, 2022		December 31, 2022
	Low	High	Low	High

Diluted earnings per share (GAAP)	$1.08	$1.12	$4.66	$4.78
Pretax amortization of acquisition-related intangible assets	0.21	0.21	0.85	0.85
Income tax benefit on amortization of acquisition-related intangible assets	(0.05)	(0.05)	(0.21)	(0.21)
Adjusted Diluted earnings per share (Non-GAAP)	$1.24	$1.28	$5.30	$5.42

Use of Non-GAAP Financial Information
The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

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